Exhibit 7.(b)

PL01-[###]-[01]-00

[YEARLY][MONTHLY] RENEWABLE TERM REINSURANCE AGREEMENT

between

PROTECTIVE LIFE INSURANCE COMPANY

Brentwood, Tennessee

with principal administrative offices in Birmingham, Alabama

(hereinafter called the “Ceding Company”)

and

[INSERT REINSURER’S FULL LEGAL NAME — ALL CAPS]

[insert Reinsurer’s City and State of domesticity — initial caps]

(hereinafter called the “Reinsurer”)

This Agreement is Effective as of                                       , 20       .

i

ii

[YEARLY][MONTHLY] RENEWABLE TERM REINSURANCE AGREEMENT

THIS [YEARLY][MONTHLY] RENEWABLE TERM REINSURANCE AGREEMENT (“Agreement”) is made and entered into on                               , 20    , by and between PROTECTIVE LIFE INSURANCE COMPANY (“Ceding Company”) and [insert name of reinsurer — all caps] (“Reinsurer”), together referred to as the “Parties.”

Recitals

A.                                   Ceding Company desires to cede to Reinsurer a portion of Ceding Company’s liability arising under certain life insurance business (including any supplemental benefits specified in Exhibit A) and Reinsurer is willing to accept such liability from Ceding Company.

B.                                     The Parties desire to set forth their rights and obligations in relation to the transfer of liability by Ceding Company to Reinsurer.

Agreement

NOW, THEREFORE, in consideration of the mutual benefits to be received by the Parties and the mutual covenants and agreements contained herein, the Parties agree that the recitals set forth above are adopted and made part of this Agreement and further agree as follows:

Article I

Definitions

A.                                 “Insurance Policy” means (i) each life insurance policy, certificate and accompanying supplemental benefits specified in Exhibit A that are issued by Ceding Company on or after the effective date of this Agreement (including any such policy or certificate that is backdated up to six (6) months in order to save age); (ii) any conditional or temporary life insurance coverage issued materially in accordance with the terms of Ceding Company’s forms of conditional or temporary life insurance receipt; and (iii) any other coverage reinsured by Reinsurer on a facultative basis under Section 2.2.

B.                                   “Net Amount at Risk” means, for each Insurance Policy reinsured under the Agreement, (i) the difference between the death benefit and the policy value of the Insurance Policy for life insurance attributable to the base policy; (ii) the benefit amount shown in the Insurance Policy for each non-accelerated supplemental benefit, and (iii) the benefit amount described in Exhibit F for each accelerated supplemental benefit. The Net Amount at Risk is determined as of each monthly anniversary of an Insurance Policy.

C.                                   “Reinsured Net Amount at Risk” means, for each automatically reinsured Insurance Policy, the amount determined in Exhibit A, Section A.03; and for each facultatively reinsured Insurance Policy, the amount determined by mutual agreement of the Parties.

D.                                  “Retention” means the amount of liability on a life that Ceding Company and its affiliates will not cede to any unaffiliated reinsurer. For each automatically reinsured Insurance Policy, the Retention is specified in Exhibit A. For each facultatively reinsured Insurance Policy, the Retention will be determined by mutual agreement of the Parties. In the absence of such mutual agreement, the Retention will not be greater than the Retention specified in Exhibit A for an automatically reinsured Insurance Policy. For any non-life or accelerated supplemental benefits specified in the Plan Description Table set forth in Exhibit A, the Retention is specified in Exhibit A.

Article II

Reinsurance of Insurance Policies

Section 2.1                                   Automatic Reinsurance.  Ceding Company will cede to Reinsurer and Reinsurer will reinsure, on an automatic basis, each Insurance Policy that satisfies the following conditions (unless the Ceding Company, in its sole discretion, applies for facultative reinsurance on the Insurance Policy under Section 2.2):

(a)                                  On the application signed date, the insured must be a citizen or a permanent resident of the United States, its territories, commonwealths or possessions, or of Canada.  For purposes of this Agreement, a foreign national living in the United States and holding a permanent visa qualifies as a permanent resident of the United States. For purposes of the sentence immediately above, a “permanent visa” is also deemed to include an H-1B visa or any other visa agreed upon in writing by the Parties;

(b)                                 Ceding Company and/or its contractual agent(s) must underwrite and issue the Insurance Policy materially in accordance with its standard underwriting practices and guidelines;

(c)                                  The maximum amount of insurance to be reinsured on a life between Reinsurer and Ceding Company must not exceed the automatic binding limits as stated in Exhibit A;

(d)                                 The maximum amount of insurance issued and applied for on a life in all companies (to the best of Ceding Company’s knowledge) must not exceed the jumbo limit as stated in Exhibit A; and

(e)                                  The application is on a life for which there have been no facultative applications submitted by Ceding Company to Reinsurer or any other reinsurer within the last five (5) years, unless the reason for any prior facultative submission was solely due to either: (1) insufficient automatic binding limit or jumbo limit capacity that may now be accommodated within the terms of this Agreement, or (2) foreign travel that may now be accommodated within the terms of this Agreement pursuant to Reinsurer’s acceptance of Ceding Company’s foreign travel underwriting guidelines and practices.

Section 2.2                                   Facultative Reinsurance.  (a) Ceding Company may apply for facultative reinsurance from Reinsurer in connection with:

(i)                                   any Insurance Policy that does not satisfy the conditions for automatic reinsurance set forth in Section 2.1,

(ii)                                any Insurance Policy that satisfies the conditions for automatic reinsurance set forth in Section 2.1 but that Ceding Company would prefer to cede on a facultative basis, or

(iii)                             any other permanent form of insurance coverage that Ceding Company would prefer to cede on a facultative basis under this Agreement.

(b)                                 Ceding Company shall apply for facultative reinsurance in the manner set forth in Exhibit B.  Copies of all information that Ceding Company has pertaining to the insurability of the proposed insured shall accompany the application, along with written summaries of any such information that cannot be copied.

(c)                               Upon receipt of an application, Reinsurer shall, within two (2) business days, examine the underwriting information and provide Ceding Company in writing with:

(i)                                  an offer to reinsure the Insurance Policy or other coverage as applied for;

(ii)                               an offer to reinsure the Insurance Policy or other coverage on terms other than as applied for;

(iii)                            an offer to reinsure the Insurance Policy or other coverage subject to the satisfaction of additional underwriting requirements;

(iv)                            a request for additional underwriting information; or

(v)                               notice of its unwillingness to reinsure the Insurance Policy or other coverage.

(d)                               To accept an offer to reinsure made by Reinsurer, Ceding Company will make a dated notation in the applicable underwriting file and satisfy any conditions stated in such offer. Ceding Company will notify Reinsurer in writing of its acceptance of such offer within one hundred twenty (120) days from the date of such offer or the date specified in Reinsurer’s approval of a request from Ceding Company to grant an extension to such offer.

(e)                                  The terms of an offer to reinsure that is accepted by Ceding Company shall supersede the terms of this Agreement to the extent of any conflict between the two.  Otherwise, reinsurance of an Insurance Policy ceded on a facultative basis shall be in accordance with the terms of this Agreement.

Section 2.3                                   Minimum Cession Amount.  The Ceding Company will not cede an Insurance Policy to Reinsurer unless the amount to be reinsured at issue with the reinsurance pool exceeds the Initial Minimum Pool Cession Amount shown in Exhibit A.

Section 2.4                                   Scope and Timing of Reinsurer’s Liability.  (a) Except as set forth in Section 3.2, the reinsurance provided under this Agreement shall cover only the Reinsured Net Amount at Risk under the Insurance Policies.  Unless otherwise specified in this Agreement, the liability of Reinsurer shall follow the liability of Ceding Company with respect to each Insurance Policy reinsured hereunder, whether Ceding Company’s liability is fixed by settlement, judgment, arbitration, or otherwise. Reinsurer’s liability shall also include any post-mortem interest payable with respect to such Reinsured Net Amount at Risk.

(b)                                 Reinsurer’s liability for each Insurance Policy reinsured under this Agreement will begin at the same time as Ceding Company’s liability.  Reinsurer shall remain liable as reinsurer on all liability reinsured under this Agreement until such time as Ceding Company’s liability under the Insurance Policies has ended.

Section 2.5                                   Reinsurance Premiums.  (a) As consideration for the reinsurance provided and the business ceded under this Agreement, Ceding Company will pay Reinsurer reinsurance premiums based on the reinsurance premium rates set forth in Exhibit C.

(b)                                 The reinsurance premium rates set forth in Exhibit C are guaranteed for one (1) year from the effective date of this Agreement. In addition, new reinsurance premium rates for plans or plan codes added by amendment shall be guaranteed for one (1) year from the amendment’s effective date. In the second year and later following each such one-year guarantee period, the Reinsurer reserves the right, upon ninety (90) days’ prior written notice to Ceding Company, to increase the reinsurance premium rates provided hereunder, but not above one twelfth (1/12) multiplied by the statutory net YRT premium rates based on the applicable statutory minimum valuation mortality table and statutory maximum valuation interest rate in effect at the time each Insurance Policy was issued. In addition, Reinsurer agrees not to raise reinsurance premium rates in the second year and later following each such one-year guarantee period unless Reinsurer contemporaneously raises reinsurance premium rates by a proportionate amount (i.e., a percentage equal to or greater than the percentage increase in the reinsurance premium rates provided hereunder) on all business with similar characteristics. For purposes of Section 2.5 (b), “business with similar characteristics” is defined as [fully underwritten] universal life business issued by any insurer (i) that is issued during the time period between the treaty effective date and the termination date, (ii) that is reinsured by the Reinsurer on a monthly renewable term (MRT) or yearly renewable term (YRT) basis, and (iii) for which the Reinsurer has the right to increase reinsurance premium rates.

(c)                                  If the Reinsurer delivers written notice to Ceding Company stating that it is exercising its right to increase reinsurance premium rates on any block of in-force Insurance Policies reinsured under this Agreement pursuant to Section 2.5(b), Ceding Company may recapture without payment of a recapture fee to Reinsurer the affected block of Insurance Policies on written notice to Reinsurer, notwithstanding anything under this Agreement restricting recapture.  Each such recaptured Insurance Policy will be recaptured on the first date that reinsurance premium is due on such Insurance Policy following the expiration of such ninety (90) day notice period.  Upon recapture, Reinsurer will transfer to Ceding Company cash or admitted invested assets having a fair market value equal to the statutory reserve credit taken by Ceding Company as of the calendar quarter end immediately preceding the recapture date in connection with the liability being recaptured.

(d)                                 Any increase in reinsurance premium rates on any block of in-force Insurance Policies shall take effect on the first date that reinsurance premium is due for each such Insurance Policy following expiration of the one-year guarantee period set forth in Section 2.5(b) and such ninety (90) day notice period, subject to Section 2.5(b).

Section 2.6                                   Retention.  (a) Except as set forth in Exhibit F, “Terminal Illness and Long-Term Care Accelerated Death Benefits,” Ceding Company may, at its option, increase the Retention shown on Exhibit A on a prospective basis by providing written notice to the Reinsurer.  The increased Retention will apply to all Insurance Policies issued after the date of the notice.

(b)                                 If the Ceding Company increases the Retention on a prospective basis, then it may also make the same change for the existing Insurance Policies and recapture the reinsurance attributable to the additional amount to be retained.  Ceding Company may exercise its rights with respect to the existing Insurance Policies by providing Reinsurer ninety (90) days’ written notice, subject to the following requirements:

(i)                                   An Insurance Policy is not eligible for recapture under this section until it has been reinsured for the minimum number of years shown in Exhibit A.  The effective date of the recapture shall be the later of the first monthly anniversary following the expiration of the ninety (90) day notice period and the policy anniversary date when the required minimum of years is attained.

(ii)                                If more than one Insurance Policy per life is eligible for recapture, then all the eligible Insurance Policies must be recaptured up to the amount of the Ceding Company’s newly increased Retention.

(iii)                             If any Insurance Policy eligible for recapture is also eligible for recapture from other reinsurers, the reduction in Reinsurer’s reinsurance on that Insurance Policy shall be in proportion to the total amount of reinsurance on the life with all reinsurers.

(iv)                            Upon recapture, Reinsurer will transfer to Ceding Company cash or admitted invested assets having a fair market value equal to the statutory reserve credit taken by Ceding Company as of the calendar quarter end immediately preceding the recapture date in connection with the liability being recaptured.

Section 2.7                                   Increases in Face Amount.  (a) If the face amount of an Insurance Policy reinsured under this Agreement increases and the increase is subject to new underwriting evidence, then

(i)                                   if the original Insurance Policy was reinsured on an automatic basis, the provisions of Section 2.1, “Automatic Reinsurance,” shall apply to the increase in reinsurance;

(ii)                                if the original Insurance Policy was reinsured on a facultative basis, the provisions of Section 2.2, “Facultative Reinsurance,” shall apply to the increase in reinsurance; and

(iii)                            the reinsurance premium rates applicable to such increase will be the same as for a newly issued Insurance Policy.

(b)                                 If, upon the exercise of a Guaranteed Insurability Rider attached to an Insurance Policy reinsured under this Agreement, the face amount of the Insurance Policy increases or a new insurance policy is issued and the increase or new insurance policy is not subject to new underwriting evidence (“exercise of GIR”), then the Reinsurer shall accept automatically the increase in insurance or new insurance policy providing increased coverage, up to the amount of the Reinsurer’s automatic binding limit in effect as of the date of issue of the original Insurance Policy.  Reinsurance of face amount increases or new insurance policy issues resulting from the exercise of GIR shall be made in accordance with the GIR business rules shown in Exhibit A

Section 2.8                                   Reductions and Terminations.  (a) Except as set forth in Exhibit F, “Terminal Illness and Long-Term Care Accelerated Death Benefits,” in the event of the reduction, lapse, or termination of an Insurance Policy reinsured under this Agreement, Ceding Company will reduce or terminate reinsurance on that life.  The reinsured amount on the life with all reinsurers will be reduced, effective on the same date, by the amount required such that the Ceding Company maintains its Retention as of the Insurance Policy’s issue date or, if the applicable Retention has been increased subsequent to the issue date, as of the recapture date.

(b)                                 Following a reduction, lapse or termination of an Insurance Policy, Reinsurer will refund any unearned reinsurance premiums.

Section 2.9                                   Reinstatements.  (a) If any Insurance Policy reinsured on an automatic basis lapses due to nonpayment of premium and is reinstated, the reinsurance coverage provided by Reinsurer will be reinstated automatically.

(b)                                 If any Insurance Policy reinsured on a facultative basis lapses due to nonpayment of premium and is reinstated, without evidence of insurability, then the reinsurance coverage provided by Reinsurer will be reinstated automatically.

(c)                                  If any Insurance Policy reinsured on a facultative basis lapses due to nonpayment of premium and is reinstated, based on evidence of insurability, then reinstatement of the reinsurance coverage provided by Reinsurer will be subject to the facultative reinsurance procedures set forth in Section 2.2 and Exhibit B.

(d)                                 Upon reinstatement of reinsurance coverage, Ceding Company will pay Reinsurer the contractual reinsurance premium in arrears attributable to the reinstated Insurance Policy on the same basis as Ceding Company is reimbursed for its reinstatement of such policy.  “Basis” as used in this Section 2.9 is deemed to mean solely the period of time for which Ceding Company is reimbursed.

Section 2.10                            Exchanges and Replacements.  An insurance policy resulting from an internal exchange or replacement of an Insurance Policy will be underwritten by the Ceding Company materially in accordance with its underwriting guidelines, standards and procedures for exchanges and replacements.  The insurance policy resulting from the internal exchange or replacement will be treated as a newly issued insurance policy for purposes of this Agreement, if (i) the Ceding Company has obtained complete and current underwriting evidence on the full amount of the insurance policy’s benefits and (ii) the insurance policy provides for the maximum periods of suicide and contestability permitted by law or regulation.  If the insurance policy resulting from the internal exchange or replacement is not treated as a newly issued insurance policy for purposes of this Agreement, reinsurance of the insurance policy will continue with reinsurance premium rates based on the original issue age, underwriting class and duration since the issuance of the original Insurance Policy.  The Reinsurer’s approval to exchange or replace an Insurance Policy will be required if the original Insurance Policy was reinsured on a facultative basis.

Section 2.11                            Accelerated Death Benefits.  In the case of an accelerated death benefit claim, Reinsurer will pay its proportionate share of such claim in accordance with the provisions of Exhibit F, “Terminal Illness and Long-Term Care Accelerated Death Benefits.”

Section 2.12                            Limitation of Liability.                      The Parties agree that no rights or legal duties shall arise, by virtue of the reinsurance provided under this Agreement, between Reinsurer and any insured, policyholder, beneficiary, agent or assignee of the foregoing.  Reinsurer’s sole liability is that provided under the terms of this Agreement.

Section 2.13                            Change in In-force Underwriting Ratings or Classifications.  After an Insurance Policy is issued with a substandard rating or at a particular premium or rate class, Ceding Company may later determine that such rating or class no longer applies. Ceding Company then may re-rate or reclassify such Insurance Policy and reduce the amount of premium owed by the policyholder of such Insurance Policy. In such event, if such Insurance Policy was ceded on an automatic basis, the reinsurance premiums for such Insurance Policy will be reduced based upon the new rating (if any) or class. If the Insurance Policy was ceded on a facultative basis, the proposed re-rate or reclassification will be subject to the Reinsurer’s prior review of the new underwriting evidence and approval, which approval shall not be unreasonably withheld. Following such approval, the reinsurance premiums for such facultatively reinsured Insurance Policy will be reduced based upon the new rating (if any) or class.

Article III

Policy Administration and Related Matters

Section 3.1                                   Responsibility.  Ceding Company and/or its contractual agent(s) shall administer the Insurance Policies materially in accordance with the terms of the Insurance Policies, applicable law and Ceding Company’s standard administrative procedures. Except as set forth in Section 3.2 below, Ceding Company will pay all expenses incurred in administering the Insurance Policies.  Ceding Company will provide the Reinsurer a weekly report identifying all claims on Insurance Policies on which the Ceding Company received a notice of claim in the previous week.  Reinsurer will accept Ceding Company’s good faith claims handling decisions. Upon receipt from Ceding Company of proof of claim documentation, Reinsurer will within thirty (30) days pay the reinsurance benefits and any post-mortem interest related to such benefits due and owing to the Ceding Company.

Section 3.2                                   Notice of Certain Claims.  (a) Ceding Company will notify Reinsurer in writing if Ceding Company intends to pay any death benefit in excess of one million ($1,000,000) dollars on an Insurance Policy that had been in force less than two (2) years at the insured’s time of death.  At Reinsurer’s request, Ceding Company will provide Reinsurer an opportunity to review the claim file.  Within five (5) business days after receiving the notice (or, if requested, the claim file), Reinsurer will inform Ceding Company in writing if it believes that the claim should be contested, compromised or litigated.  Ceding Company will consider Reinsurer’s views when deciding whether to contest, compromise or litigate the claim, but will retain full authority over the decision.

(b)                                 Ceding Company will notify Reinsurer in writing if Ceding Company intends to contest, compromise or litigate any claim that is reinsured under this Agreement.  At Reinsurer’s request, Ceding Company will provide Reinsurer an opportunity to review the claim file.  Within five (5) business days after receiving the notice (or, if requested, the claim file), Reinsurer will inform Ceding Company in writing as to whether Reinsurer will participate in the contest, compromise or litigation, failing which the Reinsurer will be deemed to have participated. If Reinsurer elects not to participate, Reinsurer will pay Ceding Company within ten (10) days of such election the reinsured amount of the claim.  Reinsurer’s payment of the reinsured amount in accordance with this section and any post-mortem interest related to such amount will discharge its obligations in full with respect to the affected claim.

(c)                                  If Reinsurer participates in the contest, compromise or litigation of a claim, then (i) Reinsurer will pay its share of all costs incurred in connection with the contest, compromise or litigation (including investigation expenses, legal fees, court costs and interest charges), other than compensation paid to Ceding Company’s officers and employees, in proportion to its share of the risk on the contested claim; (ii) Reinsurer will share in the total amount of any reduction in liability in proportion to its share of the risk on the contested claim; and (iii) Reinsurer will pay its share of any extra-contractual liabilities, punitive damages or regulatory fines to the extent they are attributable to Ceding Company’s denial or contest of the claim, in proportion to Reinsurer’s share of the risk on the contested claim.

Section 3.3                                   Reinsurance Reporting and Payments.  Ceding Company shall provide Reinsurer with the reports described in Exhibit D on a monthly basis.  If a report shows a balance due to Reinsurer, Ceding Company shall pay the amount of such balance to Reinsurer at the time of furnishing the report.  Except as set forth in Section 3.1, if the report shows a balance due to Ceding Company, Reinsurer shall pay the amount of such balance to Ceding Company within sixty (60) days after receipt of the report.  All payments shall be made in cash (United States legal tender) or its equivalent.

Section 3.4            Inspection of Records.  Either Party and its employees and authorized representatives may audit, examine and copy (at the Party’s own expense), during regular business hours, at the home office of the other Party, any and all books, records, statements, correspondence, reports, other documents and trust accounts that relate to the Insurance Policies or this Agreement, upon giving at least five (5) business days’ prior notice to the other Party.  The other Party shall (a) provide a reasonable work space for such audit, examination or copying, (b) cooperate fully and faithfully, and (c) disclose the existence of and produce any and all materials reasonably requested to be produced.

Section 3.5            Errors and Omissions.  If any delay, omission, error or failure to pay amounts due or to perform any other act required by this Agreement is caused by mistake, misunderstanding or oversight, the Parties will adjust the situation to what it would have been had the mistake, misunderstanding or oversight not occurred, and the reinsurance provided hereunder will not be invalidated.  If the matter is not capable of being resolved by the Parties, it shall be submitted to arbitration in accordance with Section 10.2 (or to such other dispute resolution procedure as may be mutually agreed to by the Parties).

Section 3.6            DAC Tax Election.  If the Insurance Policies reinsured hereunder include for U.S. Federal income tax purposes “Specified Insurance Contracts” as described in Section 848 of the Internal Revenue Code or the Final Income Tax Regulations thereunder, the Parties shall make the election provided in Section 1.848-2(g)(8) of the Final Income Tax Regulations issued December 28, 1992 under Section 848 of the Internal Revenue Code of 1986, as amended.  The specifics on this election are set forth in Exhibit E.

Section 3.7            Misstatement of Age or Sex.  In the event of a change in the amount of Ceding Company’s liability on an Insurance Policy due to a misstatement of age or sex, Reinsurer’s liability will change proportionately.  The face amount of the Insurance Policy will be adjusted from the inception of the Insurance Policy, and any difference will be settled without interest.

Section 3.8            Return of Reinsurance Premiums.  If the Ceding Company’s contractual liability under an Insurance Policy is limited solely to a return of premiums paid for such Insurance Policy as a result of a misrepresentation in the application for such Insurance Policy, or suicide of the insured within the suicide exclusion period set forth in such Insurance Policy, Reinsurer will return to Ceding Company the reinsurance premiums paid on such Insurance Policy in lieu of the Reinsured Net Amount at Risk payable under this Agreement for such Insurance Policy.

If the Ceding Company’s contractual liability for any increase in face amount under an Insurance Policy is limited solely to a return of cost of insurance or monthly deductions for such increase as a result of a misrepresentation in the application for such increase or suicide of the insured within the suicide exclusion period for such increase set forth in such Insurance Policy, Reinsurer will return to Ceding Company the reinsurance premiums paid solely on such increase and the duty of the Reinsurer in connection with the remaining liabilities under such Insurance Policy shall continue.

Article IV

Credit for Reinsurance

(a)           Ceding Company shall establish and maintain proper reserves for the Insurance Policies (i) in accordance with the statutory accounting principles and practices applicable to Ceding Company, (ii) based on the Ceding Company’s X factors (if applicable), and (iii) without regard for any additional or conflicting reserve requirements that may be applicable to Reinsurer.  At Ceding Company’s request, Reinsurer will provide Ceding Company with a letter, satisfactory to Ceding Company, verifying that the amount of reserves held by Reinsurer for business reinsured under this Agreement mirrors the reserve credit taken by Ceding Company for the same business.

(b)           If Reinsurer is unlicensed, unaccredited and unauthorized to transact insurance or reinsurance in any jurisdiction where Ceding Company is licensed to transact insurance business as of the date of Ceding Company’s statutory financial statement filed in such jurisdiction, and as a result Ceding Company would be unable to receive full statutory accounting credit in such jurisdiction for reinsurance ceded hereunder to Reinsurer, Reinsurer shall provide Ceding Company with irrevocable letters of credit, assets in trust, or other forms of collateral agreeable to both Parties, which agreement shall not be unreasonably withheld, that will allow Ceding Company to take full statutory reserve credit for reinsurance ceded under this Agreement, including with respect to unpaid claims, incurred but not reported claims and all other amounts and obligations owed by Reinsurer under this Agreement.  Reinsurer will bear all costs related to the letters of credit, trust or other form of collateral.

(c)           In addition, if Reinsurer is not licensed, accredited or authorized to transact insurance or reinsurance in any jurisdiction where Ceding Company is licensed to transact insurance business, Reinsurer agrees:

(i)            That, in the event of the failure of Reinsurer to perform its obligations under the terms of this Agreement, Reinsurer, at the request of Ceding Company, shall submit to the jurisdiction of any court of competent jurisdiction in the Ceding Company’s state of domicile, will comply with all requirements necessary to give the court jurisdiction, and will abide by the final decision of the court or of any appellate court in the event of an appeal; and

(ii)           To designate the commissioner or a designated attorney in the Ceding Company’s state of domicile as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of Ceding Company.  This provision is not intended to conflict with or override the obligation of Ceding Company and Reinsurer to arbitrate any disputes in accordance with the terms of this Agreement.

Article V

Regulatory Requirements and Related Matters

Section 5.1            Cooperation.  The Parties shall cooperate with each other in complying with regulatory requirements and responding to regulatory inquiries associated with the Insurance Policies or this Agreement.

Section 5.2            Insolvency of Ceding Company.  Reinsurance provided under this Agreement shall be payable by Reinsurer on the basis of Ceding Company’s liability under the Insurance Policies reinsured without diminution, because of the insolvency of Ceding Company.  Reinsurer shall pay its share of Ceding Company’s liability directly to Ceding Company or its liquidator, receiver, or statutory successor.  Such liquidator, receiver, or statutory successor shall give written notice to Reinsurer of the pendency of a claim against the insolvent Ceding Company involving an Insurance Policy reinsured under this Agreement within a reasonable time after such claim is filed in the insolvency proceeding.  During the pendency of such claim, Reinsurer may investigate the claim and interpose, at its own expense, in the proceeding where the claim is to be adjudicated, any defense or defenses which it may deem available to Ceding Company or Ceding Company’s liquidator, receiver, or statutory successor.  Any expense Reinsurer thus incurs shall be chargeable, subject to court approval, against the insolvent

Ceding Company as part of the expense of liquidation to the extent of the proportionate share of the benefit, which may accrue to Ceding Company, solely as a result of the defense undertaken by Reinsurer.  In the event two (2) or more assuming reinsurers are involved in the same claim and a majority in interest elect to interpose a defense to such claim, the expense shall be apportioned in accordance with the terms of this Agreement, as though such expenses had been incurred by Ceding Company.

Section 5.3            Downgrade or Insolvency of Reinsurer.  (a) Ceding Company shall have the rights set forth in this Section 5.3 if (i) any petition for winding-up, liquidation, rehabilitation or supervision is filed by or against Reinsurer or any order of administrative supervision (or any other form of order that has substantially the same effect) is entered with respect to the Reinsurer; (ii) Reinsurer ceases to be rated by A.M. Best or Reinsurer’s A.M. Best rating drops below “B+”; (iii) the total adjusted capital of Reinsurer falls below 200% of its company action level risk based capital; or (iv) the total adjusted capital of Reinsurer falls below 150% of its company action level risk based capital (each a “Triggering Event,” regardless of whether any prior Triggering Event has occurred).  Upon the occurrence of any Triggering Event, Reinsurer shall within twenty four (24) hours of such occurrence notify the Ceding Company.  The Ceding Company may, in its sole discretion and upon written notice to Reinsurer or Reinsurer’s liquidator, receiver or statutory successor, discontinue ceding any new business to Reinsurer (with no obligation to pay premiums with respect to any such new business) upon the occurrence of a Triggering Event, provided the Ceding Company’s option to discontinue is exercised not later than ninety (90) days after any triggering notice is provided by Reinsurer.  Such discontinuance shall be effective as of the date the Triggering Event occurred.

(b)           Upon the occurrence of any Triggering Event, the Ceding Company also may, in its sole discretion and upon written notice to Reinsurer or Reinsurer’s liquidator, receiver or statutory successor, select one of the corrective actions set forth below and request that Reinsurer implement such action.  Reinsurer shall implement the corrective action, on terms and conditions that are satisfactory to the Ceding Company, provided the Ceding Company’s request for corrective action is made not later than ninety (90) days after any triggering notice provided by Reinsurer.  The Ceding Company may choose from the following corrective actions:

(i)            Reinsurer shall transfer the reinsurance effected under this Agreement and assets necessary to support the related reserves to another reinsurer acceptable to the Ceding Company, by assignment of this Agreement or otherwise;

(ii)           Reinsurer shall place in trust, cash or admitted invested assets having a fair market value equal to the statutory reserve credit taken by Ceding Company in connection with this Agreement; or

(iii)          Reinsurer shall provide an irrevocable letter of credit, payable to Ceding Company, in an amount equal to the statutory reserve credit taken by Ceding Company in connection with this Agreement.

(c)           If the Ceding Company requests that Reinsurer take one of the actions specified in subsection (b) above and Reinsurer is unable to complete such action within a reasonable period (which period shall be 30 days unless the parties agree otherwise), the Ceding Company may, in its sole discretion and with notice to Reinsurer, immediately terminate this Agreement effective as of the date the Triggering Event occurred.  Upon such termination, all risk ceded to Reinsurer under this Agreement may, in Ceding Company’s sole discretion, be immediately recaptured by the Ceding Company without penalty and without regard for any recapture period limitation; cash or admitted invested assets shall be transferred by Reinsurer to Ceding Company as specified in subsection (g) below; and no further reinsurance shall be ceded to Reinsurer.

(d)           If Reinsurer places assets in a trust as described in subsection (b) above, then (i) the trust shall provide the Ceding Company with security for the payment of all liabilities assumed by Reinsurer under this Agreement, (ii) the mix of assets in the trust shall be agreeable to both Parties, which agreement shall not be unreasonably withheld, (iii) the trustee will be an independent banking institution selected by Reinsurer and reasonably acceptable to the Ceding Company, (iv) the rights and duties of the Ceding Company and Reinsurer shall be set forth in a trust agreement, on terms that shall be reasonably acceptable to the Ceding Company and in accordance with the insurance laws and regulations of the Ceding Company’s state of domicile, and (v) Reinsurer will bear all costs related to the trust.

(e)           If Reinsurer provides a letter of credit as described in subsection (b) above, then (i) the letter of credit shall provide the Ceding Company with security for the payment of all liabilities assumed by Reinsurer under this Agreement, (ii) the letter of credit will be issued by an independent banking institution selected by Reinsurer and reasonably acceptable to the Ceding Company, (iii) the rights and duties of the Ceding Company and Reinsurer shall be set forth in the letter of credit and in either an amendment to this Agreement or a separate side letter having the force of an amendment, on terms that shall be reasonably acceptable to the Ceding Company and in accordance with the insurance laws and regulations of the Ceding Company’s state of domicile, and (iv) Reinsurer will bear all costs related to the letter of credit.

(f)            If Reinsurer establishes a trust or provides a letter of credit in accordance with subsection (b) above but subsequently fails to maintain the trust or letter of credit as required, the Ceding Company may, in its sole discretion and with notice to Reinsurer, (i) request that Reinsurer take another action pursuant to subsection (b) above or (ii) immediately terminate this Agreement effective as of the date of the notice.  Upon such termination, all risk ceded to Reinsurer under this Agreement may, in Ceding Company’s sole discretion, be immediately recaptured by Ceding Company without penalty and without regard for any recapture period limitation; cash or admitted invested assets shall be transferred by Reinsurer to Ceding Company as specified in subsection (g) below; and no further reinsurance shall be ceded to Reinsurer.

(g)           If the Ceding Company terminates this Agreement and recaptures the ceded risk as described in subsection (c) or (f) above, Reinsurer will transfer to Ceding Company cash or admitted invested assets having a fair market value equal to the statutory reserve credit taken by Ceding Company as of the calendar quarter end immediately preceding the recapture date in connection with the liability being recaptured.  Such transfer of cash or admitted invested assets shall occur no later than 15 days after the date the Ceding Company gives Reinsurer notice of the termination.  If, at the end of any calendar quarter following the effective date of the termination, the amount of statutory reserves maintained by the Ceding Company in connection with the recaptured liabilities are less than the statutory reserves as of the effective date of the termination (plus interest thereon at the Applicable Rate), the Ceding Company will pay Reinsurer an amount equal to the difference, less any amount previously paid by Ceding Company to Reinsurer under this subsection.  For purposes of this section, the term “Applicable Rate” shall mean the average of the prime rate on the first business day of each month in the quarter.  Any undisputed debts or credits arising from this Agreement, in favor of or against either the Ceding Company or Reinsurer, that are in existence at the effective date of the termination, shall be deemed mutual debts or credits and shall be offset pursuant to applicable law.

Article VI

Representations and Warranties of Ceding Company

Ceding Company makes the following representations and warranties, all as of the date this Agreement is executed:

Section 6.1            Organization and Standing of Ceding Company.  Ceding Company is a corporation duly organized and validly existing under the laws of the State of Tennessee.

Section 6.2            Authorization.  Ceding Company has all requisite power and authority to enter into this Agreement, and to perform its obligations hereunder subject to the receipt of any necessary regulatory approval or non-disapproval.  The execution and delivery by Ceding Company of this Agreement, and the performance by Ceding Company of its obligations hereunder have been duly authorized and are valid and binding obligations of Ceding Company, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies.

Section 6.3            No Conflict or Violation.  The execution, delivery and performance of this Agreement will not (a) violate any provision of the Articles of Incorporation, By-laws or other charter or organizational document of Ceding Company; (b) violate, conflict with or result in the breach of any of the terms of, result in any modification of, give any counterparty the right to terminate, or constitute a default under, any contract or other agreement to which Ceding Company is a party; (c) violate any order, judgment or decree applicable to Ceding Company; or (d) subject to the receipt of any necessary regulatory approval or non-disapproval, violate any statute, law or regulation of any jurisdiction applicable to Ceding Company.

Article VII

Representations and Warranties of Reinsurer

Reinsurer makes the following representations and warranties, all as of the date this Agreement is executed:

Section 7.1            Organization and Standing of Reinsurer.  Reinsurer is a corporation duly organized and validly existing under the laws of the State of                        and properly licensed, accredited or authorized to transact insurance or reinsurance in all jurisdictions in which Ceding Company is licensed to transact insurance business (including the State of Tennessee).  Reinsurer is not a “foreign insurer or reinsurer” within the meaning of § 4372 of the Internal Revenue Code of 1986, as amended.

Section 7.2            Authorization.  Reinsurer has all requisite power and authority to enter into this Agreement, and to perform its obligations hereunder subject to the receipt of any necessary regulatory approval or non-disapproval.  The execution and delivery by Reinsurer of this Agreement, and the performance by Reinsurer of its obligations hereunder have been duly authorized and are valid and binding obligations of Reinsurer, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies.

Section 7.3            No Conflict or Violation.  The execution, delivery and performance of this Agreement will not (a) violate any provision of the Articles of Incorporation, By-laws or other charter or organizational document of Reinsurer; (b) violate, conflict with or result in the breach of any of the terms of, result in any modification of, give any counterparty the right to terminate, or constitute a default under, any contract or other agreement to which Reinsurer is a party; (c) violate any order, judgment or decree applicable to Reinsurer; or (d) subject to the receipt of any necessary regulatory approval or non-disapproval, violate any statute, law or regulation of any jurisdiction applicable to Reinsurer.

Article VIII

Indemnification

Section 8.1            Indemnification by Ceding Company.  Ceding Company hereby indemnifies and holds Reinsurer harmless from and against all loss, damage, cost and expense of any nature, including legal, accounting and other professional fees, arising from (a) any liability relating to the Insurance Policies that is not reinsured by Reinsurer under this Agreement, (b) any breach of this Agreement by Ceding Company, (c) any inaccuracy or falsity of a representation or warranty made by Ceding Company under this Agreement or (d) except as set forth in Section 3.2, any extra-contractual liability, fines or penalties relating to Ceding Company’s marketing, underwriting, issuance or administration of the Insurance Policies.

Section 8.2            Indemnification by Reinsurer.  Reinsurer hereby indemnifies and holds Ceding Company harmless from and against all loss, damage, cost and expense of any nature, including legal, accounting and other professional fees, arising from (a) any liability relating to the Insurance Policies that is reinsured by Reinsurer under this Agreement, (b) any breach of this Agreement by Reinsurer or (c) any inaccuracy or falsity of a representation or warranty made by Reinsurer under this Agreement.

Section 8.3            Notice of Potential Liability.  Promptly after receipt by an indemnified party hereunder of notice of any demand, claim or circumstances which, with or without the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation that may result in an indemnified liability, the indemnified party shall give notice of the potential liability to the indemnifying party.  The notice shall (a) describe the potential liability in reasonable detail, (b) indicate the amount (estimated, if necessary) of the loss that has been or may be suffered by the indemnified party and (c) include a statement as to the basis for the indemnification sought.  Failure to provide notice in a timely manner shall not be deemed a waiver of the indemnified party’s right to indemnification except to the extent that such failure prejudices the defense of the claim by the indemnifying party.

Section 8.4            Opportunity to Defend.  The indemnifying party may elect to defend, at its own expense and by its own counsel, any potential liability covered by this Article; provided, however, that the indemnifying party may not compromise or settle any such liability without the consent of the indemnified party (which consent shall not be unreasonably withheld or delayed).  If the indemnifying party elects to defend the potential liability, it shall within thirty (30) days from receipt of the notice required by Section 8.3 notify the indemnified party of its intent to do so, and the indemnified party shall cooperate in the defense at its own expense.

Article IX

Termination and Recapture

The Ceding Company or Reinsurer may terminate this Agreement as set forth below in this Article IX.

Section 9.1            Termination by Ceding Company.  Ceding Company may terminate this Agreement:

(a)           In accordance with Section 5.3;

(b)           Upon giving thirty (30) days’ prior written notice (such period to be measured from the date the notice is received) to Reinsurer for any breach by Reinsurer of its obligations or representations under this Agreement, if the breach is not cured during such period; and

(c)           Upon giving ninety (90) days’ prior written notice to Reinsurer, without cause.

Section 9.2            Termination by Reinsurer.  Reinsurer may terminate this Agreement:

(a)           Upon giving thirty (30) days’ prior written notice (such period to be measured from the date the notice is received) to Ceding Company for any breach by Ceding Company of its obligations or representations under this Agreement, if the breach is not cured during such period; and

(b)           Upon giving ninety (90) days’ prior written notice to Ceding Company, without cause.

Section 9.3            Effect of Termination.  Except as set forth in Section 9.4, all liabilities ceded under this Agreement and all duties of the Parties in connection with those liabilities, shall continue to the same extent and in the same manner as if this Agreement had not been terminated.  Reinsurer will not accept new business from Ceding Company after the effective date of termination, unless the application signed date for such business precedes such termination date or such business is issued pursuant to the exercise of a contractual right by a policyholder under an Insurance Policy or other insurance policy previously reinsured under this Agreement.

Section 9.4            Recapture upon Termination.  In addition to the recapture rights specified in Section 5.3, Ceding Company, at its sole option, may recapture any or all of the liability ceded to Reinsurer under this Agreement without penalty and without regard for any recapture period limitation if this Agreement is terminated pursuant to Section 9.1(b).  If Ceding Company exercises its option to recapture risks under this Section, (a) Ceding Company shall give Reinsurer written notice of its intent to recapture, (b) within thirty (30) days of receiving such notice, Reinsurer shall pay to Ceding Company cash or admitted invested assets having a fair market value equal to the statutory reserve credit taken by Ceding Company as of the calendar quarter end immediately preceding the recapture date in connection with the liability being recaptured, and (c) Reinsurer’s liability under this Agreement in connection with the recaptured risks will terminate on the date of such payment, except with respect to any other amounts due and outstanding pursuant to the terms of this Agreement on the date of such payment.

Article X

Miscellaneous Provisions

Section 10.1         Amendments and Assignability.  This Agreement may not be altered, modified, or in any way amended except by a written instrument duly executed by the proper officers of both Parties to this Agreement.  Subject to Section 5.3(b), this Agreement may not be assigned by either Party unless such assignment is agreed to in writing by the Parties. The provisions of this Section are not intended to preclude the Reinsurer from retroceding the reinsurance on an indemnity basis, the Ceding Company from reinsuring all or a portion of its Retention to an affiliate of the Ceding Company or either Party from merging with and into an affiliate.

Section 10.2         Arbitration.  (a) All disputes or differences between the Parties arising under or relating to this Agreement upon which an amicable understanding cannot be reached shall be decided by arbitration pursuant to the terms of this Section.  Except as otherwise provided in this Agreement, the arbitration proceeding shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the dispute.

(b)           The panel of arbitration provided for herein shall give effect to the terms and conditions of this Agreement and, to the extent necessary to resolve any ambiguity, shall consider the prevailing customs and practices for reinsurance in the life and health insurance industry in the United States.

(c)           The panel of arbitrators shall consist of three arbitrators who must be officers of life and health insurance or reinsurance companies (other than the Parties to this Agreement, their affiliates or any reinsurer or retrocessionaire having an interest in the business covered by this Agreement) familiar with the prevailing customs and practices for reinsurance in the life and health insurance industry in the United States.  Each arbitration under this Agreement shall be held in Birmingham, Alabama and conducted in English.

(d)           Within thirty (30) days of written demand of any Party to arbitrate any dispute, Ceding Company and Reinsurer shall each appoint an arbitrator and notify the other Party of the name and address of their arbitrator.  The two arbitrators so appointed shall thereupon select a neutral third arbitrator who satisfies the requirements of subsection (c) above.  If either Party shall fail to appoint an arbitrator as herein provided, or should the two arbitrators so named fail to select a third arbitrator within 30 days of their appointment, then in either event, either Party may request the American Arbitration Association to appoint a neutral third arbitrator who satisfies the requirements of subsection (c) above.  The three arbitrators so selected shall constitute the panel of arbitrators.

(e)           A decision of a majority of said panel shall be final and binding and there shall be no appeal therefrom, unless (i) the decision was procured by corruption, fraud or other undue means; (ii) there was evident partiality by an arbitrator appointed as a neutral or corruption in any of the arbitrators or misconduct prejudicing the rights of any party; or (iii) the arbitrators exceeded their powers.  The panel shall not be bound by legal rules of procedure and may receive evidence in such a way as to do justice between the Parties.  The panel shall enter an award which shall do justice between the Parties and the award shall be supported by written opinion.

(f)            The cost of arbitration, including the fees of the arbitrators, shall be borne equally by the Parties unless the panel of arbitrators shall decide otherwise.

(g)           Either Party may seek to enforce an arbitration award in the State of Alabama, in State or Federal court.  Toward that end, Ceding Company and Reinsurer agree to submit to the non-exclusive jurisdiction of such courts and waive any objection which they may have to the laying of venue of any such proceeding brought in such courts and any claim that such proceeding was brought in an inconvenient forum.  In addition, Ceding Company and Reinsurer hereby consent to service of process out of such courts at the addresses set forth in Section 10.11.

Section 10.3         Confidentiality.  The Parties will comply with all applicable state and federal privacy laws and requirements.  In addition, each Party (a) will keep the business, Insurance Policy and other records of the other Party confidential, (b) will not disclose or reveal such records to anyone, and (c) will not use the records for any purpose whatsoever, other than performing its responsibilities under this Agreement, unless (d) the Party is legally required to disclose or reveal the information contained in such records.  In that event, the information shall be disclosed only to the extent legally required and only after giving 10 days’ prior notice to the other Party. For the avoidance of doubt, the foregoing shall not require Ceding Company to keep its own records with respect to the business and the Insurance Policies ceded hereunder confidential in such manner.

Section 10.4         Counterparts.  This Agreement may be executed and delivered in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.5         Entire Agreement.  This Agreement represents the entire understanding between the Parties concerning the subject matter contained herein and supersedes all other agreements between the Parties, oral or written, respecting the subject matter hereof.  This Agreement shall be binding on the Parties, their permitted assigns, delegees and successors (including, without limitation, any liquidator, rehabilitator, receiver or conservator of a Party).

Section 10.6         Exhibits and Schedules.  All exhibits and schedules to this Agreement are attached hereto and are incorporated herein by reference.

Section 10.7         Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Tennessee without giving effect to the principles of conflicts of law thereof.

Section 10.8         Headings.  The headings in this Agreement are inserted for convenience and identification purposes only and are not intended to describe, interpret, define, or limit the scope, the extent or intent of this Agreement nor any provision hereof.

Section 10.9         Interest.  Any amount due and unpaid under this Agreement shall accrue interest at a rate calculated in accordance with this Section.  Interest shall be calculated from the day following the date the payment is due and payable to the day such payment is mailed, regardless of any intervening holidays or weekends.  The rate of interest charged each month shall be the lesser of (i) the 30 Day London Interbank Offering Rate (LIBOR) as published in the Money Rate Section (or any successor section) of the Wall Street Journal on the first business day following the date the payment is due and payable, or (ii) the maximum rate allowed by law in the Ceding Company’s state of domicile.

Section 10.10       Matters Covered by Attorney-Client Privilege.  The Parties’ obligations to provide information and materials to each other under this Agreement shall not apply to any information or material that is covered by the attorney-client privilege.

Section 10.11       Notices.  Any notice or request required or permitted to be given under this Agreement shall be in writing and shall be deemed to be properly given, made and received on the date it is personally delivered to the Party to whom it is given, or is received by overnight delivery or telefacsimile (followed by telephone confirmation with the intended recipient) by the Party to whom it is given, and is directed to the Party at the address shown below unless such address is changed by prior written notice delivered in accordance with this Section. Notwithstanding the preceding limitation on the form of notice, the Parties may use electronic mail (with documentation of receipt) for all general and routine communications. For purposes of Section 10.11, the notices required under Section [2.5], Article [V] and Article [IX] are not considered “general and routine communications.”

Ceding Company:	Protective Life Insurance Company
2801 Highway 280 South
P.O. Box 2606
Birmingham, Alabama 35202
Attn: General Counsel
Fax: 205-268-3597

Reinsurer:	[insert Reinsurer’s full legal name]
[insert Reinsurer’s street address]
[insert Reinsurer’s city, state, street zip]
Attn: President and General Counsel
Fax: [insert fax number for President and/or Gen. Counsel]

Section 10.12       Offset.  Any debts or credits, matured or unmatured, liquidated or unliquidated, regardless of when they arose or were incurred, in favor of or against either the Ceding Company or the Reinsurer with respect to this Agreement or any other agreement between the Parties are deemed mutual debts or credits, as the case may be, and shall be set off, and only the balance shall be allowed or paid.

Section 10.13       Other Instruments.  Ceding Company and Reinsurer shall promptly execute and deliver all additional instruments and shall promptly take all reasonable actions in order to carry out the purposes of this Agreement.

Section 10.14       Press Releases.  No press release announcing the transactions contemplated by this Agreement shall be issued by either Party unless required by law or the Parties mutually agree.

Section 10.15       Severability.  If any term or provision under this Agreement shall be held or made invalid, illegal or unenforceable by a court decision, statute, rule or otherwise, such term or provision shall be amended to the extent necessary to conform with the law, and all of the other terms and provisions of this Agreement shall remain in full force and effect.  If the term or provision held to be invalid, illegal or unenforceable is also held to be a material part of this Agreement, such that the Party in whose favor the material term or provision was stipulated herein would not have entered into this Agreement without such term or provision, then the Party in whose favor the material term or provision was stipulated shall have the right, upon such holding, to terminate this Agreement, subject to Section 9.3 of this Agreement.

Section 10.16       Third Party Beneficiaries.  Nothing contained in this Agreement, express or implied, is intended to confer any rights or remedies on any person other than the Parties.  In addition, nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third party to any Party to this Agreement.

Section 10.17       Waiver of Breach.  Neither the failure nor any delay on the part of Ceding Company or Reinsurer to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof.  No single or partial exercise of any right, remedy, power or privilege shall preclude the further exercise of that right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege.  No waiver of any right, remedy, power or privilege with respect to any occurrence shall be construed as a waiver of that right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and signed by the Party granting the waiver.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers on the dates set forth below.

PROTECTIVE LIFE INSURANCE COMPANY	[REINSURER’S FULL LEGAL NAME]

By:	By:

Title:	Title:

Date:	Date:

By:

Title:

Date:

EXHIBIT A

Description of Insurance Policies and Key Terms

A.01        Type of Business:

Universal Life (UL) Insurance Policies, and applicable endorsements, benefits and riders (“supplemental benefits”)

A.02        Insurance Policies and Supplemental Benefits to be Reinsured:

PLAN DESCRIPTION TABLE

GROUP [1]: [Description, if applicable]	Supplemental Benefits	Issue Ages and Premium or Rate Classes*	Plan Codes	[YRT][MRT] Table
List marketing names of plans to be reinsured	Life: [ ] Non-Life: [ ] Accelerated: [ ] List supplemental benefits w/ acronyms (e.g., Guaranteed Insurability Rider (GIR))	List issue ages and classes	List plan codes	List [YRT][MRT] Table for each plan reinsured (as referenced in Exhibit C)

* NS = Nonsmoker;    NT = Non-tobacco;    P = Preferred;    PNS = Preferred Nonsmoker;   PT = Preferred Tobacco;   S = Smoker; SP = Select Preferred;   T = Tobacco

A.03        Reinsured Net Amount at Risk, Basis of Reinsurance and Reinsurer’s Share:

Automatic Reinsurance:

Except for [insert plan/benefit exceptions (e.g., Disability Benefit Rider)], the Reinsured Net Amount at Risk will be equal to the Reinsurer’s Share, as stated below, multiplied by the Net Amount at Risk ceded to the reinsurance pool (i.e., Net Amount at Risk net of Retention) on a first-dollar quota share basis.

[For the [insert plan/benefit exceptions listed immediately above], the Reinsured Net Amount at Risk will be equal to the Reinsurer’s Share, as stated below, multiplied by the Net Amount at Risk ceded to the reinsurance pool (i.e., Net Amount at Risk net of Retention) on an excess share basis.]

For the Disability Benefit Rider, the Reinsured Net Amount at Risk will be equal to the Reinsurer’s Share, as stated below, multiplied by the amount ceded to the reinsurance pool (i.e., [annualized Net Amount at Risk minus Retention] ÷ 12) on an excess share basis.

Reinsurer’s Share:

[Insert percentage]

Facultative Reinsurance:

The Reinsured Net Amount at Risk and Reinsurer’s Share will be determined by mutual agreement of the Parties.

1

A.04        Ceding Company’s Retention:

Life Insurance [and GIR]:

[Insert Maximum Retention Limits Table and footnotes]

Order in which Retention will be filled:

1)              Retention from any in-force life insurance and Guaranteed Insurability Riders (GIRs), then

2)              [10% first-dollar quota share of GIR (issued to a standard mortality risk only) Net Amount at Risk not to exceed $100,000, then]

3)              10% first-dollar quota share of the life Net Amount at Risk up to the maximum dollar retention limits set forth in the table immediately above.

If a GIR is not exercised, the Ceding Company will be allowed to retain that portion of its Retention which was filled by the GIR.

Retention for a facultatively reinsured Insurance Policy is defined in Article I.

[Non-Life Supplemental Benefit]:

[Insert applicable Retention]

[Accelerated Supplemental Benefit]:

[Insert applicable Retention]

A.05        Maximum Pool Automatic Binding Limits:

Individual Life Insurance Policies, and attached Life Supplemental Benefits [and GIRs]:

[Insert Individual Life Automatic Binding Limit Table and footnotes]

The pool maximum automatic binding limits above [include][exclude] Retention.

Joint Life Insurance Policies, and attached Life Supplemental Benefits [and GIRs]:

[Insert Joint Life Automatic Binding Limit Table and footnotes; insert definition of acceptable uninsurable]

The pool maximum automatic binding limits above [include] [exclude] Retention

For any ages or ratings other than what is expressed in the above table, the pool automatic binding limit shall be zero.

[Non-Life Supplemental Benefit]:

[Insert applicable Automatic Binding Limit]

A.06        Jumbo Limits:

Life Insurance:   [Insert applicable Jumbo Limit]

[Non-Life Supplemental Benefit]:   [Insert applicable Jumbo Limit]

2

A.06        Jumbo Limits:

Life Insurance:   [Insert applicable Jumbo Limit]

[Non-Life Supplemental Benefit]:   [Insert applicable Jumbo Limit]

A.07        Initial Minimum Pool Cession Amount:

$0

A.08        Initial Minimum Face Amount:

[Insert minimum face for each plan reinsured.]

A.09        Number of Years Until Recapture Eligibility:

Each Insurance Policy covered by the Agreement will be eligible for recapture at the end of          (    )years.

A.10        Premium Tax Reimbursement:

The Reinsurer will not directly reimburse the Ceding Company for the Reinsurer’s portion of any and all premium taxes assessed the Ceding Company for the Insurance Policies by any state, county, parish or municipal authority, but such reimbursement shall be effected through the reinsurance premium rates set forth in Exhibit C.

A.11        Frequency of Reinsurance Premium Payments:

[Yearly][Monthly] in advance

A.12        Binding Conditional or Temporary Life Insurance Receipt Amount Limit Stated in Receipt Form:

$1,000,000

A.13        Business Rules for Guaranteed Insurability Rider (GIR)

General Rules (upon exercising a GIR)

•                  Upon exercise of a GIR, the policyholder of such GIR has the choice of either an increase in face amount under the existing Insurance Policy or a new UL (but not a term) insurance policy, subject to Ceding Company’s approval and plan minimums.

Reinsurance Rules (upon exercising a GIR)

•                  If the increase is to an existing Insurance Policy, use point-in-scale (original issue age and current duration) rates for such increase based on the reinsurance premium rates in effect for such Insurance Policy.

•                  If the increase is in the form of a new UL insurance policy, use point-in-scale (original issue age and current duration) reinsurance premium rates and any pay percentages (or allowances, if applicable) for the plan of insurance of the new policy. If the insurance policy arising from the exercise of a GIR is on a plan that is reinsured by the Reinsurer under any reinsurance agreement with the Ceding Company, the reinsurance premium rates and any pay percentages (or allowances, if applicable) for such policy will be those contained in such agreement for such plan. If there is more than one such agreement with reinsurance premium rates and any pay percentages (or allowances, if applicable) for such plan, the reinsurance premium rates and any pay percentage (or allowances, if applicable) for such policy will be taken from the agreement whose effective date is nearest the exercise date of such GIR. However, if such policy is on a plan that is not reinsured by the Reinsurer, the reinsurance premium rates for such policy will be those set forth in this Agreement for the plan of insurance of the Insurance Policy to which such GIR was attached.

3

EXHIBIT B

Facultative Reinsurance Procedures

Ceding Company agrees to submit an application form for Facultative Reinsurance in substantially the form provided to Ceding Company by Reinsurer.  Ceding Company agrees to allocate reinsurance in accordance with its customary practice and procedures among those reinsurers making facultative offers to reinsure an Insurance Policy.  If according to such procedures Reinsurer’s offer is the one Ceding Company intends to accept, Ceding Company shall cede Facultative Reinsurance of the Insurance Policy by including all required information about the Insurance Policy on the new business segment of the next self-administered statement submitted in accordance with the Reports section of the Agreement within one hundred twenty (120) days from date of Reinsurer’s facultative offer or the date specified in Reinsurer’s approval of a request from Ceding Company to grant an extension to the facultative offer.

Facultative Placement Rules:

On facultative cases, Ceding Company will place the case with whichever reinsurer gives Ceding Company the best offer to reinsure the Insurance Policy as determined by Ceding Company.

[Facultative Submissions:

Reinsurer prefers facultative submissions with initial face amounts at least equal to the [amount] [amounts]   below:

[insert $ amount]

1

EXHIBIT C

YRT Reinsurance Premiums

Summary C-[1] (for the Group [1] Plans listed in the Plan Description Table in Exhibit A):

C-[1].01 Life Insurance:

Group [1] plans reinsured under this Agreement will be reinsured on a [YRT] [MRT] basis. Reinsurance premium rates per $1,000 of Reinsured Net Amount at Risk will be the [monthly rates from the applicable YRT Table rate scale shown in this Exhibit C, multiplied by the following percentages] [annual rates from the applicable YRT Table rate scale shown in this Exhibit C, divided by twelve (12), multiplied by the following percentages]:

[Insert percentages]

The one-year guarantee period described in [Section 2.5] applies to the reinsurance premium rates calculated above.

C-[1].02 Age Basis:

Age [Nearest] [Last] [Next]

C-[1].03 Policy Fees:

The Reinsurer will not participate in any policy fees.

C-[1].04 Substandard Table Extra Ratings:

[Substandard table extra reinsurance premium rates will be the standard life reinsurance premium rates set forth in C-[1].01 above multiplied by [insert percentage] per table of any assessed rating.] [Substandard table extra reinsurance premium rates are as shown in this Exhibit C per table of any assessed rating multiplied by the percentages set forth in C-[1].01 above.]

C-[1].05 Substandard Flat Extra Ratings:

Substandard flat extra reinsurance premium rates will be the following percentages multiplied by any assessed [monthly] substandard flat extra per $1,000 rate(s):

[Insert percentages]

C-[1].06 [Table 4 to Standard] [Table Shaving]:

For any qualifying Insurance Policy, the total reinsurance premium remitted to the Reinsurer will be increased by an extra [insert percentage] multiplied by the standard life reinsurance premium.

C-[1].07 [Additional Information:]

[None] [Insert/attach any formulas (e.g., percentage extra adjustment, etc.) that would be needed to calculate reinsurance premiums.]

C-[1].08 [Non-Life] [Life] Supplemental Benefits:

[Insert supplemental benefit] reinsured under this Agreement will be reinsured on a [YRT][MRT][Coinsurance] basis. Reinsurance premium rates [insert amount here: “per $1 of disability benefit Reinsured Net Amount at Risk” or “per $1,000 of GIR benefit Reinsured Net Amount at Risk” or “per $1,000 of LTC Rider Reinsured Net Amount at Risk”, etc.] will be based on the [monthly] rates from the applicable rate scale shown in this Exhibit C, multiplied by the following percentages:

[Insert percentages]

C-[1].09 Accelerated Supplemental Benefits:

[Insert applicable reinsurance premium rates]

1

Summary C-[1]  (for the Group [1] Plans listed in the Plan Description Table in Exhibit A):

C-[1].10 Facultative Reinsurance Premium Rates:

Same as automatic reinsurance premium rates

[Attach Rate Tables to this Exhibit for each Summary C-[1]]

2

EXHIBIT D

Reports

D.01                      Within thirty (30) calendar days following the end of each month, Ceding Company agrees to send Reinsurer the following three (3) reports in an electronic format:

1.  A Billing Statement containing Insurance Policy level detail in a form mutually acceptable to Ceding Company and Reinsurer.  If the Insurance Policy contains supplemental benefits that are also reinsured, each segment of the Billing Statement shall include supplemental benefit detail.

The Billing Statement shall be segmented as follows:

•                  New Issues and first month YRT reinsurance premiums due for new reinsurance.

•                  Balance of first month Insurance Policies (Insurance Policies previously reported as new issues) and corresponding balance of first month reinsurance premiums due for the reporting period.

•                  Insurance Policies with renewal (years 2+) YRT reinsurance premiums due during the reporting period.

•                  Insurance Policies that have undergone a change that affects reinsurance.  Separate segments may be submitted for any change affecting reinsurance of an Insurance Policy, including

a)              reissues;

b)             reinstatements;

c)              terminations;

d)             reductions;

e)              changes in retention;

f)     changes in mortality ratings;

g)    issuance of a continuation; and

h)             increases or decreases in the Reinsurer’s share.

2.  A Summary Accounting Report that summarizes all financial transactions during the reporting period.  The report shall separately total life and supplemental benefits for the first month that YRT reinsurance premiums are due and life and supplemental benefits for renewal month YRT reinsurance premiums that are due, and shall identify all adjustments therefrom.

3.  A Policy Exhibit Report substantially in accordance with the attached form that indicates in force reinsurance at the beginning of the reporting period, increases during the reporting period (new reinsurance, reinstatements, recoveries, or other increases), all decreases during the reporting period (terminations, reductions, surrenders, death claims or other decreases), and the resulting in force reinsurance as of the end of the reporting period.

D.02                      Within fifteen (15) business days following the end of each calendar quarter, Ceding Company agrees to send Reinsurer a Reserve Report in an electronic format in substantial accordance with the attached form.

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Exhibit D

Policy Exhibit Form

	# POLICIES	CEDED AMT
LAST MONTH IN FORCE:

INCREASE:
ADDITIONS:
CONVERSIONS:
REINSTATEMENTS:
OTHER:
**** TOTAL ****

DECREASE:
DEATHS:
EXPIRES / MATURES:
LAPSES:
SURRENDERS:
CANCELS:
RECAPS:
OTHER:
**** TOTAL ****

CURR MONTH IN FORCE:

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Exhibit D

Reserve Report

Quarterly Reserve Report

Statutory Reserves as of End of                   Quarter, 20

[Yearly][Monthly] Renewable Term Reinsurance

Life

Accidental Death Benefits

[Waiver of COI] [Disability Benefit Rider]

Mortality Table

Rate of Interest

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EXHIBIT E

DAC Tax Election

E.01

Ceding Company and the Reinsurer hereby agree to make the following election pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations issued December 1992, under Section 848 of the Internal Revenue Code of 1986, as amended. This election shall be effective for the first year in which the Agreement is effective and for all subsequent taxable years for which the Agreement remains in effect. Both Parties agree to make the election by timely attaching to their tax returns the schedule required by Section 1.848-2(g)(8)(ii) of such Regulation.

E.02	The terms used in this Exhibit are defined by reference to Regulation Section 1.848-2 in effect on the date hereof.

E.03

The Party with the net positive consideration for the Agreement for each taxable year will capitalize specified Insurance Policy acquisition expenses with respect to the Agreement without regard to the general deductions limitation of Section 848(c)(1).

E.04	Both Parties agree to exchange information pertaining to the amount of net consideration under the Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

E.05

Ceding Company will submit a schedule to the Reinsurer by May 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of Ceding Company stating that Ceding Company will report such net consideration in its tax return for the preceding calendar year.

E.06

Reinsurer may contest such calculation by providing an alternative calculation to Ceding Company in writing within 30 calendar days of the Reinsurer’s receipt of Ceding Company’s calculation. If the Reinsurer does not so notify Ceding Company, the Reinsurer will report the net consideration as determined by Ceding Company in the Reinsurer’s tax return for the previous calendar year.

E.07

If Reinsurer contests Ceding Company’s calculation of the net consideration, the Parties will act in good faith to reach an agreement as to the correct amount within 30 calendar days of the date the Reinsurer submits its alternative calculation. If Ceding Company and the Reinsurer reach agreement on an amount of net consideration, each Party shall report such amount in their respective tax returns for the previous calendar year.

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EXHIBIT F

Terminal Illness and Long Term Care Accelerated Death Benefits

Except as otherwise provided in this Exhibit [F], the provisions of the Agreement shall apply in all respects to reinsurance of the Terminal Illness and Long Term Care Accelerated Death Benefits.

Section 1       Definitions.

1.1          Terminal Illness Accelerated Death Benefit (TIADB) means, for each Insurance Policy, a single accelerated death benefit whereby, if certain conditions are met, a portion of the face amount of the base Insurance Policy shall be paid to the policyholder of the Insurance Policy prior to the insured’s death.

1.2          Long Term Care Accelerated Death Benefit (LTC) means, for each Insurance Policy, an accelerated death benefit whereby, if certain conditions are met, a portion of the face amount of the base Insurance Policy shall be paid to the policyholder of the Insurance Policy prior to the insured’s death.

1.3          Maximum Accelerated Death Benefit for TIADB means the maximum amount payable under the terms of the TIADB and shall be an amount equal to x minus y where x is the lesser of sixty percent (60%) of the current face amount of the Insurance Policy or One Million Dollars ($1,000,000) and y is any outstanding lien amount against the Insurance Policy resulting from any other accelerated death benefit rider or endorsement attached to the Insurance Policy.

1.4          Maximum Accelerated Death Benefit for LTC means the maximum amount payable under the terms of the LTC and shall be an amount equal to x minus y, where x is the lesser of ninety percent (90%) of the current face amount of the Insurance Policy at the time the accelerated death benefit claim is submitted or $250,000, and y is any outstanding lien amount against the Insurance Policy resulting from any other accelerated death benefit rider or endorsement attached to the Insurance Policy.

1.5          Monthly Accelerated Death Benefit for LTC means the monthly amount payable under the terms of the LTC and shall be an amount equal to either 1% or 2% of the initial face amount of the Insurance Policy, depending on the type of long term care being received for which the claim is being filed, subject to a maximum Monthly Accelerated Death Benefit of $5,000.

1.6          The LTC benefit is paid as an Adjusted Monthly Accelerated Death Benefit equal to the Monthly Accelerated Death Benefit less any unpaid monthly deductions within the grace period of the Insurance Policy.

Section 2       Reinsurance Terms Applicable to TIADB and LTC.

2.1          There will be no additional reinsurance premium paid by Ceding Company to Reinsurer for the TIADB.

2.2          There will be no reductions in the Net Amount at Risk and reinsurance premiums for any Insurance Policy upon payment of an accompanying TIADB or LTC.

2.3          Upon payment by Ceding Company of a TIADB or LTC, the Ceding Company will file a claim for reimbursement from the Reinsurer in accordance with Ceding Company’s standard administrative claim procedures.

2.4          The Reinsurer will reimburse the Ceding Company for a percentage of the TIADB or LTC payment in an amount equal to the percentage of the base Insurance Policy reinsured with the Reinsurer as of the date of the Ceding Company’s payment of the TIADB or LTC to the policyholder of the Insurance Policy.

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2.5          The amount of Reinsurer’s payment for its proportionate share of the TIADB or LTC will be deducted from the Reinsurer’s death claim liability under the Agreement if any death claim is paid by the Ceding Company.

2.6          If the Ceding Company collects interest on the TIADB, the Reinsurer’s proportionate share of such interest also shall be deducted from the Reinsurer’s death claim liability under this Agreement if any death claim is paid by the Ceding Company.

2.7          If insurance reduces on a life reinsured under an Insurance Policy with a TIADB or LTC attached, then:

(a)                                  if a TIADB or LTC benefit amount has been paid hereunder, the percentage of the Insurance Policy being reinsured shall be recalculated as if the original amount of insurance, less the amount of the reduction, had been in place on the date the Insurance Policy was issued.  The amount of reinsurance as of the date of the calculation shall equal this revised percentage times the current Insurance Policy face amount; and

(b)                                 if no TIADB or LTC benefit amount has been paid hereunder, then reinsurance of the Insurance Policy shall be reduced as provided in this Agreement.

2.8          If the Ceding Company elects to increase its Retention in accordance with this Agreement, and also elects to have the increased Retention apply to existing reinsurance, then:

(a)                                  if a TIADB or LTC benefit amount has been paid hereunder, the percentage of the Insurance Policy being reinsured shall be recalculated as if the new Retention had been in place on the date the Insurance Policy was issued.  The amount of reinsurance as of the date of the calculation shall be this revised percentage times the current Insurance Policy face amount; and

(b)                                 if no TIADB or LTC benefit amount has been paid hereunder, then reinsurance of the Insurance Policy shall be recaptured as provided in this Agreement.

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[Insert this Exhibit if Reinsurer is to provide a Letter of Credit pursuant to Article IV.]

EXHIBIT [    ]

Letter of Credit

[Date]

[Insert Ceding Company and mailing address]

Gentlemen:

We hereby issue this clean, irrevocable and unconditional Letter of Credit, No.                   , in favor of [Insert Ceding Company] (“Beneficiary”) for drawings up to United States $                     effective immediately.  This Letter of Credit is issued, presentable and payable at our office at                                    [must be in the United States] and expires with our close of business on              , 200  .  [Term of letter of credit must be at least one year.]

For purposes of this Letter of Credit, the term “Beneficiary” includes any successor by operation of law of the named Beneficiary including, without limitation, any liquidator, rehabilitator, receiver or conservator.

We hereby undertake to promptly honor your sight draft(s) drawn on us, indicating our irrevocable Letter of Credit No.           , for all or any part of this Letter of Credit if presented at our office specified in paragraph one on or before the expiration date or any automatically extended expiry date.

Except as expressly stated herein, this undertaking is not subject to any agreement, condition or qualification outside of this Letter of Credit. The obligation of [issuing bank] under this Letter of Credit is the individual obligation of [issuing bank], and is in no way contingent upon reimbursement with respect thereto.

This Letter of Credit shall be deemed to be automatically extended without amendment for one year from the expiration date hereof, or any future expiration date, unless 30 days prior to any expiration date we notify you by registered mail that we elect not to consider this Letter of Credit renewed for any such additional period.

This Letter of Credit is subject to and governed by the Laws of the State of Alabama, the Laws of the State of New York and the 1993 revision of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (Publication 500) and, in the event of any conflict, the Laws of the State of Alabama will control.  If this Letter of Credit expires during an interruption of business as described in article 17 of said Publication 500, the bank hereby specifically agrees to effect payment if this Letter of Credit is drawn against within 30 days after the resumption of business.

Very truly yours,

[Issuing Bank]

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